Exhibit 99.1

WISHBONE ENERGY PARTNERS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Report of Independent Auditors

To the Members

Wishbone Energy Partners, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Wishbone Energy Partners, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wishbone Energy Partners, LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 8 to the consolidated financial statements, the Company entered into a definitive agreement to sell substantially all of its oil and gas properties to a third party. Our opinion is not modified with respect to that matter.

/s/ Moss Adams LLP
Houston, Texas
March 1, 2019

Wishbone Energy Partners, LLC
Consolidated Balance Sheets

ASSETS
	December 31,
	2018	2017

CURRENT ASSETS
Cash and cash equivalents	$2,734,192	$2,763,167
Accounts receivable
Trade	9,946,595	5,346,923
Joint interest billings	1,388,235	1,369,136
Other	151,213	433,734
Derivative assets	4,492,221	-
Prepaid expenses and other current assets	1,619,491	366,875

Total current assets	20,331,947	10,279,835

PROPERTY AND EQUPMENT
Oil and gas properties, full cost method	282,252,476	155,555,590
Other property and equipment	147,969	147,969
	282,400,445	155,703,559
Less: accumulated depreciation, depletion, amortization and impairment	(34,641,966)	(19,380,506)

Total property and equipment	247,758,479	136,323,053

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $642,755 and $312,882, respectively	782,406	258,014

TOTAL ASSETS	$268,872,832	$146,860,902

Wishbone Energy Partners, LLC
Consolidated Balance Sheets

LIABILITIES AND MEMBERS’ EQUITY

	December 31,
	2018	2017

CURRENT LIABILITIES
Accounts payable	$21,973,031	$19,561,705
Accrued liabilities	4,436,412	6,121,060
Derivative liabilities	-	6,280,682
Asset retirement obligations	-	34,828

Total current liabilities	26,409,443	31,998,275

NON-CURRENT LIABILITIES
Revolving credit facility	141,600,000	55,500,000
Derivative liabilities	-	2,673,137
Asset retirement obligations	2,836,737	2,501,189

Total non-current liabilities	144,436,737	60,674,326

Total liabilities	170,846,180	92,672,601

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

MEMBERS' EQUITY
Members’ capital	75,520,756	70,520,756
Retained earnings (deficit)	22,505,896	(16,332,455)

Total members’ equity	98,026,652	54,188,301

TOTAL LIABILITIES AND MEMBERS' EQUITY	$268,872,832	$146,860,902

Wishbone Energy Partners, LLC
Consolidated Statements of Operations

	Years Ended December 31,
	2018	2017

OPERATING REVENUES
Oil, natural gas and natural gas liquids sales	$76,320,544	$24,588,064
Gain (loss) on derivative transactions, net	2,661,592	(8,262,837)

Total revenues	78,982,136	16,325,227

COSTS AND EXPENSES
Lease operating	12,754,942	5,746,729
Production and ad valorem taxes	4,099,946	1,595,982
Depreciation, depletion and amortization	15,261,460	6,305,597
Accretion of discount on asset retirement obligations	90,377	68,944
General and administrative	2,664,306	1,653,939
Divestiture expenses	571,782	-
Acquisition expenses	-	294,748

Total costs and expenses	35,442,813	15,665,939

INCOME FROM OPERATIONS	43,539,323	659,288

INTEREST EXPENSE, net	4,700,972	1,384,693

NET INCOME (LOSS)	$38,838,351	$(725,405)

Wishbone Energy Partners, LLC
Consolidated Statements of Members’ Equity

Years Ended December 31, 2018 and 2017

BALANCE, December 31, 2016	$49,913,706

Contributions from members	5,000,000
Net loss	(725,405)

BALANCE, December 31, 2017	54,188,301

Contributions from members	5,000,000
Net income	38,838,351

BALANCE, December 31, 2018	$98,026,652

Wishbone Energy Partners, LLC
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITES
Net income (loss)	$38,838,351	$(725,405)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	15,591,333	6,510,022
Accretion of discount on asset retirement obligations	90,377	68,944
Settlements of asset retirement obligations	-	(24,000)
Unrealized (gain) loss on derivative transactions	(13,446,040)	8,609,204
Changes in operating assets and liabilities:
Accounts receivable	(4,336,250)	(5,314,463)
Prepaid expenses and other current assets	(1,252,616)	220,565
Accounts payable and accrued liabilities	4,761,678	16,894,628

Net cash provided by operating activities	40,246,833	26,239,495

CASH FLOWS FROM INVESTING ACTIVITES
Acquisitions of oil and gas properties	-	(13,865,443)
Lease acquisitions and development of oil and gas properties	(130,521,543)	(62,974,817)

Net cash used in investing activities	(130,521,543)	(76,840,260)

CASH FLOWS FROM FINANCING ACTIVITES
Net borrowing from revolving credit facility	86,100,000	44,500,000
Contributions from members	5,000,000	5,000,000
Deferred financing costs paid	(854,265)	(284,193)

Net cash provided by financing activities	90,245,735	49,215,807

NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,975)	(1,384,958)

CASH AND CASH EQUIVALENTS, beginning of year	2,763,167	4,148,125

CASH AND CASH EQUIVALENTS, end of year	$2,734,192	$2,763,167

NON-CASH INVESTING ACTIVITIES
Accruals for capital expenditures	$1,065,000	$5,100,000
Asset retirement obligations assumed from acquisition	$-	$1,492,887
Asset retirement obligations incurred, net of revisions	$210,343	$691,386

SUPPLMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$3,918,710	$1,007,390

Note 1 – Organization and Significant Accounting Policies

Organization/ Nature of Operations

Wishbone Energy Partners, LLC (“Wishbone”) is a Delaware limited liability company that was formed on February 11, 2013. Wishbone is engaged in the acquisition, exploration, development and production of crude oil and natural gas. Pursuant to Wishbone’s limited liability company agreement dated February 28, 2013 (the “LLC Agreement”), Wishbone was to continue in existence for six years following February 28, 2013 subject to extension by the Board of Directors. During February 2017, the Board of Directors approved an extension of Wishbone’s term of existence to February 28, 2020. Another extension was approved by the Board of Directors during June 2018 to further extend the term of Wishbone’s existence to February 28, 2022, unless further extended or earlier terminated in accordance with the terms of the LLC Agreement. The Company’s current operations and assets are located in the states of Texas and New Mexico.

Principles of Consolidation

The consolidated financial statements include the accounts of Wishbone Energy Partners, LLC and its wholly owned subsidiaries, Wishbone Texas Operating Company LLC and WB WaterWorks, LLC (hereinafter collectively referred to as the “Company”). All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers cash and unrestricted, interest-bearing deposits with original maturities of three months or less to be cash equivalents. As of December 31, 2018 and 2017, the Company had $5,565,356 and $0, respectively, of short-term investments classified as cash equivalents.

Revenue and Accounts Receivable

Oil and gas revenues are recorded using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers.

Accounts receivable-trade consists of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 days of delivery. No interest is charged on past-due balances. Accounts receivable-joint interest billings consist of uncollateralized joint interest owner obligations due within 15 days of delivery of the invoice. Accounts receivable-other consist of amounts due to the Company related to settlements of derivative contracts and other miscellaneous receivables. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. No such allowance was indicated as of December 31, 2018 and 2017.

Concentration of Credit Risk

The Company primarily maintains its cash in large financial institutions. Management does not believe a significant credit risk exists as of December 31, 2018 and 2017.

The Company extends credit to various companies in the oil and gas industry, which are subject to the same industry market conditions as the Company. However, management believes that credit risk associated with collection of its oil sales receivable is significantly mitigated by the size, nature and credit-worthiness of the major oil purchasers that the Company selects to do business with.

Note 1 – Organization and Significant Accounting Policies (continued)

For the years ended December 31, 2018 and 2017, the Company had two purchasers accounting for approximately 94% and 84% of total revenue, respectively, and accounting for approximately 94% and 91% of trade accounts receivable as of December 31, 2018 and 2017, respectively.

Oil and Gas Producing Activities

The Company follows the full-cost method of accounting for oil and gas properties. Under this method of accounting, the costs of both successful and unsuccessful exploration and development activities are capitalized as property and equipment. This includes any internal costs that are directly related to acquisition, exploration and development activities, including salaries and benefits, but does not include any costs related to production, general corporate overhead or similar activities. The Company capitalized $3,894,926 and $2,916,982 of these internal costs during 2018 and 2017, respectively. Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion of the Company’s reserve quantities are sold, in which case a gain or loss may be recognized in income.

The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and estimated costs of dismantlement and abandonment, net of salvage value, are amortized on a unit-of-production method over the estimated productive life of the proved oil and gas reserves. Unevaluated oil and gas properties are excluded from this calculation. Depletion and depreciation expense for the Company’s oil and gas properties totaled $15,252,699 and $6,280,591 for the years ended December 31, 2018 and 2017, respectively.

Capitalized oil and gas property costs are limited to an amount (the ceiling limitation) equal to the sum of the following:

a)	The present value of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at the simple average, first-day-of-the-month prices during the twelve-month period before the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) and a discount factor of 10%;
b)	The cost of investments in unproved and unevaluated properties excluded from the costs being amortized; and
c)	The lower of cost or estimated fair value of unproved properties included in the costs being amortized.

If capitalized costs exceed this ceiling, the excess is charged to expense and reflected as impairment in the accompanying consolidated statements of operations. As of December 31, 2018 and 2017, an impairment charge was not considered necessary.

The costs of certain unevaluated leasehold acreage and certain wells being drilled are not amortized. The Company excludes all costs until proved reserves are found or until it is determined that the costs are impaired. Costs not amortized are periodically assessed for possible impairments or reductions in value. If a reduction in value has occurred, costs being amortized are increased. At December 31, 2018 and 2017, the Company held $19,859,783 and $13,579,280, respectively, in unevaluated properties.

Note 1 – Organization and Significant Accounting Policies (continued)

Asset Retirement Obligations

An asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset is to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is initially recorded at fair value. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The initial fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Fair value, to the extent possible, includes a market risk premium for unforeseeable circumstances. No market risk premium was included in the Company’s initial ARO fair value estimate since a reasonable estimate could not be made.

Inherent in the initial fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

The following table is a reconciliation of the asset retirement obligations for the years ended December 31, 2018 and 2017:

Asset retirement obligations at December 31, 2016	$287,994

Liabilities incurred and acquired	1,771,272
Revision of estimate	413,001
Liabilities settled	(5,194)
Accretion expense	68,944

Asset retirement obligations at December 31, 2017	2,536,017

Liabilities incurred	210,343
Accretion expense	90,377

Asset retirement obligations at December 31, 2018	$2,836,737

Other Property and Equipment

Other property and equipment consists of office furniture, fixtures, computer equipment and leasehold improvements, which are carried at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years. Depreciation expense for the years ended December 31, 2018 and 2017 was $8,761 and $25,006, respectively. Gain or loss on retirement, sale, or other disposition of these assets is included in income in the period of disposition. Costs of major repairs that extend the useful life are capitalized. Costs for maintenance and repairs are expensed as incurred.

Note 1 – Organization and Significant Accounting Policies (continued)

Long-Lived Assets

The Company reviews the carrying value of other property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment indicator at December 31, 2018 and 2017.

Deferred Financing Costs

Certain costs, such as lender’s fees and related attorney’s fees, incurred in connection with obtaining financing, are capitalized and amortized to interest expense using the straight-line method, which approximates the effective interest method over the terms of the related debt. The Company presented its line-of-credit related deferred financing costs as an asset rather than netted with the related debt. During the years ended December 31, 2018 and 2017, the Company recorded $329,873 and $204,425 in amortization of deferred financing costs, respectively, and included such costs in interest expense.

Derivatives

The Company enters into derivative contracts on its oil and natural gas products primarily to stabilize cash flows and reduce the risk and financial impact of downward commodity price movements on commodity sales. These derivatives are reflected as assets and liabilities on the consolidated balance sheets. All derivatives are marked-to-market each period with the unrealized gain or loss reflected in the consolidated statements of operations.

The determination of fair value of derivative instruments incorporates various factors. These factors include the credit standing of the counterparties for the Company’s assets and the impact of the Company’s own nonperformance risk on its liabilities. As of December 31, 2018 and 2017, the Company’s derivative contracts were placed at major financial institutions with investment grade credit ratings which are believed to have a minimal credit risk. As such, the Company is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed; however, the Company does not anticipate such nonperformance.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures defines fair value, establishes a framework for measuring fair value and explains the related disclosure requirements. ASC 820 indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability and defines fair value based upon an exit price model.

Note 1 – Organization and Significant Accounting Policies (continued)

ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company estimates asset retirement obligations pursuant to the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 410, Asset Retirement and Environmental Obligations. The income valuation technique is utilized by the Company to determine the fair value of the liability at the point of inception by applying a credit-adjusted risk-free rate, which takes into account the Company’s credit risk, the time value of money, and the current economic state, to the undiscounted expected abandonment cash flows. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs.

The estimated fair values of the Company’s short-term financial instruments (primarily cash and cash equivalents, accounts receivable and accounts payable) approximate their individual carrying amounts due to the relatively short period between their origination and expected realization. The carrying value of the Company’s debt approximate its fair value due to the market rate of interest.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets that were accounted for at fair value as of December 31, 2018 and 2017. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2018
	Level 1	Level 2	Level 3	Total

ASSETS (LIABILITIES)
Commodity fixed price swap	$-	$1,623,279	$-	$1,623,279
Commodity collars	$-	$5,644,161	$-	$5,644,161
Commodity basis swaps	$-	$(2,775,219)	$-	$(2,775,219)

	December 31, 2017
	Level 1	Level 2	Level 3	Total

ASSETS (LIABILITIES)
Commodity fixed price swap	$-	$(8,953,819)	$-	$(8,953,819)

Note 1 – Organization and Significant Accounting Policies (continued)

In general, the determination of the fair values incorporates various factors. These factors include the credit standing of the counterparties for the Company’s assets and the impact of the Company’s own nonperformance risk on any liabilities. As of December 31, 2018 and 2017, the Company’s derivative contracts were placed at major corporations with investment grade credit ratings which have a low credit risk. The Company is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed; however, the Company does not anticipate such nonperformance.

Income Taxes

The Company is classified as a partnership for federal income tax purposes, and, as such, any federal taxable income or loss generated will be included in the tax returns of its members.

The Company is subject to the Texas franchise tax, commonly referred to as Texas margin tax. The margin to which the tax rate will be applied generally will be calculated as the Company’s revenues for federal income tax purposes less the cost of the products sold for federal income tax purposes, in the State of Texas. The Company had no Texas margin tax expense for the years ended December 31, 2018 or 2017.

As of December 31, 2018 and 2017, the Company had no unrecognized tax benefits or accrued interest or penalties associated with unrecognized tax benefits. The Company does not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months. The Company’s policy is to recognize interest related to any unrecognized tax benefits as interest expense and penalties as operating expenses. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns, and that its accruals for state tax liabilities are adequate for all open years based on assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The actual results could differ from those estimates.

The Company’s consolidated financial statements are based on a number of significant estimates, including oil and gas reserve quantities which are the basis for the calculation of depreciation, depletion and amortization and impairment of oil and gas properties. The Company’s January 1, 2019 reserve estimates are determined by an external petroleum engineer engaged by the Company. Management emphasizes that reserve estimates are inherently imprecise and that estimates of non-producing properties and more recent discoveries are more imprecise than those for properties with long production histories.

In addition to the uncertainties inherent in the reserve estimation process, these amounts are affected by historical and projected prices for oil and natural gas which have typically been volatile. It is probable that the Company’s oil and gas reserve estimates will materially change in subsequent years.

Note 1 – Organization and Significant Accounting Policies (continued)

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606). This standard provides a five-step approach to be applied to all contracts with customers and requires expanded disclosures about the nature, amount, timing and uncertainty of revenue (and the related cash flows) arising from customer contracts, significant judgments and changes in judgments used in applying the revenue model and the assets recognized from costs incurred to obtain or fulfill a contract. The standard requires either a full retrospective method or modified retrospective method of adoption. In 2015, the FASB voted to defer the effective date of this standard, which becomes effective for the Company in 2019. The Company is currently evaluating the impact of this accounting standard and has not yet selected a transition method; however, the Company anticipates significant change to its disclosures surrounding revenue recognition.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 affects any entity that enters into a lease and is intended to increase the transparency and comparability of financial statements among organizations. The ASU requires, among other changes, a lessee to recognize on its balance sheet a lease asset and a lease liability for those leases previously classified as operating leases. The lease asset would represent the right to use the underlying asset for the lease term and the lease liability would represent the discounted value of the required lease payments to the lessor. The ASU would also require entities to disclose key information about leasing arrangements. ASU 2016-02 is effective for the Company beginning 2020, and early adoption is permitted. The Company is currently evaluating the impact of this accounting standard.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addressees eight classification issues related to the statement of cash flows: debt prepayment or debt extinguishment costs, settlement of zero-coupon bonds, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for the Company beginning 2019. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard.

In January 2017, the FASB issued ASU 2017-01, Business Combinations, to clarify the definition of a business by adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of a business. This ASU provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. If the screen is not met, this ASU (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) removes the evaluation of whether a market participant could replace the missing elements. ASU 2017-01 is effective for the Company beginning 2019 and interim periods beginning after December 15, 2019. Early adoption is permitted under circumstances as prescribed in this ASU. The Company is currently evaluating the impact of this accounting standard.

Note 1 – Organization and Significant Accounting Policies (continued)

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements per ASC 820. This ASU removes the disclosure requirement of valuation process for level 3 fair value measurements and also adds certain optional disclosures for nonpublic entities. This ASU is effective for the Company for fiscal years beginning after December 15, 2019. An entity may early-adopt any removed or modified disclosures from this ASU and delay adoption of the additional disclosures until the effective date. The Company is currently evaluating the impact of this accounting standard.

Note 2 – Acquisition of Oil and Gas Properties

On February 22, 2017, the Company closed on its transaction with an operator in which the Company acquired certain Permian Basin oil and gas properties in Lea County, New Mexico (the “NM Acquisition”), for total cash consideration of $13,865,443. In connection therewith, the Company incurred approximately $295,000 in acquisition-related costs during 2017 that were expensed as incurred.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed:

Proved oil and natural gas properties	$15,358,330
Asset retirement obligations assumed	(1,492,887)

Cash paid	$13,865,443

Note 3 – Credit Agreement

On January 9, 2014, the Company entered into a borrowing base credit agreement with a bank with a maximum credit amount of $500,000,000 (the “Credit Agreement”). On August 14, 2015, the Credit Agreement was amended, and the maturity date was fixed at January 9, 2019. On January 6, 2016, the Credit Agreement was amended to establish an initial borrowing base of $11,000,000 and reduce the syndicate to a total of four lenders.

On January 18, 2017, by mutual agreement with Company management, the Administrative Agent under the pre-existing Credit Agreement resigned and was concurrently succeeded as Administrative Agent by another Lender based upon the unanimous approval of the remaining Lenders. In addition, the bank syndicate was concurrently reduced to a total of three lenders. On February 22, 2017, the Company executed Amendment No. 4 to the Credit Agreement concurrent with the closing of the NM Acquisition (see Note 2) and the borrowing base was increased to $26,500,000 to fund the acquisition. This amendment also required the Company to enter into swap agreements for predetermined monthly notional volumes through December 31, 2018.

Note 3 – Credit Agreement (continued)

On July 27, 2017, the Company executed Amendment No. 5 to the Credit Agreement. This amendment revised certain definitions contained in the Credit Agreement and modified certain limitations on the Company’s swap agreements, including the maximum allowable net notional volumes that the Company can hedge when entering into incremental swap agreements.

On March 2, 2018, the Company executed Letter Amendment No. 1 to the Credit Agreement. This Letter Amendment is effective as of December 31, 2017 and amends the Current Ratio requirement, for the fiscal quarter ended December 31, 2017, to not be less than 0.90 to 1.00.

On June 27, 2018, the Company executed Amendment No. 6 to the Credit Agreement. This amendment revised and added to certain definitions, terms and covenants contained in the Credit Agreement, increased the borrowing base to $125,000,000 and extended the maturity date to January 9, 2021.

On December 20, 2018, the Company executed Amendment No. 7 and Master Assignment Agreement to the Credit Agreement (“Amendment No. 7”). Amendment No. 7 revised and added to certain definitions, terms and covenants contained in the Credit Agreement, increased the borrowing base to $225,000,000, added two additional Lenders to increase the bank syndicate to a total of five Lenders, and reallocated the Maximum Credit Amounts and Elected Commitment amounts, as defined in the Credit Agreement respectively, amongst the Lenders. In addition, the Aggregate Elected Commitment Amount, as defined in the Credit Agreement, was set at $175,000,000.

As of December 31, 2018, the Company’s total borrowings under the Credit Agreement were $141,600,000 from a borrowing base of $225,000,000 subject to the Lender’s Aggregate Elected Commitment Amount of $175,000,000. As of December 31, 2017, the Company’s total borrowings under the Credit Agreement were $55,500,000 from a borrowing base of $70,000,000.

The borrowing base under the Credit Agreement is determined at the discretion of the Lenders based on the collateral value of the Company’s proved reserves that have been mortgaged to the Lenders, and is subject to regular quarterly redeterminations on January 1, April 1, July 1 and October 1 of each year, as well as special interim redeterminations described in the Credit Agreement. The Company has the option to permanently convert to regular semi-annual redeterminations on April 1 and October 1 of each year. Subject to the terms of the Credit Agreement, a portion of the revolving credit facility in an aggregate amount not to exceed the lesser of $10,000,000 or the borrowing base in effect at such time may be used to issue letters of credit for the account of Wishbone or designated subsidiaries.

Note 3 – Credit Agreement (continued)

Interest accrues at the Company’s option at either (i) a base rate for an alternate base rate (“ABR”) loan plus the margin in the following utilization grids, where ABR is defined as the greatest of the prime rate, the federal funds rate plus 0.50% or an adjusted London interbank offered (“LIBO”) rate for a one month period plus 1.00%, or (ii) a LIBO rate for a Eurodollar loan plus the margin in the following utilization grids below. As of December 31, 2018, the Company’s interest rate was 4.63% on its Eurodollar loan and 6.75% on its ABR loan. As of December 31, 2017, the Company’s interest rate was 3.61% on its Eurodollar loan and 5.50% on its ABR loans. Additionally, the Company will also incur commitment fees, as set forth in the following utilization grids. Commitment fees will be included as a component of interest expense.

The respective utilization grids below dictate, for any ABR or Eurodollar loan margin, or for any commitment fee rate, the applicable rate per annum based upon a) when the dates the loans/ unused commitments were outstanding and b) the Borrowing Base Utilization Percentage then in effect. The Borrowing Base Utilization Percentage reflects the ratio of revolving credit exposures divided by the lesser of i) the Maximum Credit Amount of the facility, ii) the borrowing base then in effect or iii) the Lender’s Aggregate Elected Commitment Amount.

Utilization Grid through and including December 31, 2018:

		25% but	50% but	75% but
Borrowing Base Utilization %	<25%	<50%	<75%	<90%	90%

ABR Loans	0.500%	0.750%	1.000%	1.250%	1.500%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%	2.500%
Commitment Fee Rate	0.375%	0.375%	0.375%	0.375%	0.375%

The Credit Agreement contains restrictive covenants that may limit the Company’s ability to, among other things, incur additional indebtedness, incur liens, sell assets, enter into mergers, and engage in certain other transactions without the prior consent of its Lenders. The Credit Agreement requires the Company, as of the last day of any quarter, (i) to not exceed a total debt to the last four quarters’ EBITDAX (as defined and calculated in the Credit Agreement, as amended) ratio of 4.0 to 1.0 and (ii) to have a consolidated current assets to consolidated current liabilities ratio (the “Current Ratio”, as defined and calculated in the Credit Agreement) of not less than 1.0 to 1.0. As of December 31, 2018, the Company was in compliance with its financial covenants.

Utilization Grid effective January 1, 2019 and thereafter:

		25% but	50% but	75% but
Borrowing Base Utilization %	<25%	<50%	<75%	<90%	90%

ABR Loans	1.000%	1.250%	1.500%	1.750%	2.000%
Eurodollar Loans	2.000%	2.250%	2.500%	2.750%	3.000%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

Note 4 – Derivative Instruments

The Company entered into various derivatives for the purpose of hedging the impact of market fluctuations of crude oil prices. These derivatives included crude oil costless collars and swaps. The Company’s commodity derivative instruments generally serve as effective economic hedges of commodity risk exposure; however, the Company has elected not to account for the derivatives as cash flow hedges. As such, the Company recognizes all changes in fair value of its derivatives in earnings.

As of December 31, 2018, the Company had crude oil commodity contracts in place as follows:

			Weighted
			Average Fixed
		Quantity	Price
Type	Period	(BBL)	(Per BBL)

Fixed Price Swap	January 1, 2019 - December 31, 2019	510,850	$50.52

			Range of
		Quantity	Differentials
Type	Period	(BBL)	(Per BBL)

Basis Swaps	November 22, 2018 - November 25, 2019	1,336,000	$6.10 - $6.65

			Weighted	Weighted
			Average	Average
		Quantity	Minimum Price	Maximum Price
Type	Period	(BBL)	(Per BBL)	(Per BBL)

Costless Collars	January 1, 2019 - December 31, 2019	382,900	$61.33	$70.40

As of December 31, 2017, the Company had crude oil commodity contracts in place as follows:

			Weighted
			Average Fixed
		Quantity	Price
Type	Period	(BBL)	(Per BBL)

Fixed Price Swap	January 1, 2018 - December 31, 2019	1,277,950	$50.77

Note 4 – Derivative Instruments (continued)

The Company’s commodity derivative financial instruments are recorded at their fair values on the consolidated balance sheets, with the change in fair value recognized in the consolidated statements of operations in revenue as follows:

	December 31, 2018
	Asset (Liability) Derivatives
	Balance Sheet	Fair
	Location	Value

Commodity contracts (current)	Current assets	$4,492,221

		Amount of
		Gain (Loss)
		Recognized as
		Gain on
		Derivatives for
	Statement of	the Year Ended
	Operations Location	December 31,
	of Gain (Loss)	2018

Realized commodity contract loss	Revenues	$(10,784,448)
Unrealized commodity contract gain	Revenues	13,446,040

Total		$2,661,592

	December 31, 2017
	Asset (Liability) Derivatives
	Balance Sheet	Fair
	Location	Value

Commodity contracts (current)	Current liabilities	$(6,280,682)
Commodity contracts (long-term)	Non-current liabilities	$(2,673,137)

Note 4 – Derivative Instruments (continued)

		Amount of
		Gain (Loss)
		Recognized as
		Loss on
		Derivatives for
	Statement of	the Year Ended
	Operations Location	December 31,
	of Gain (Loss)	2017

Realized commodity contract gain	Revenues	$346,367
Unrealized commodity contract loss	Revenues	(8,609,204)

Total		$(8,262,837)

The following table present the gross asset and liability balances of the Company’s commodity derivative contracts, the amounts presented on a net basis, and the location of these balances in the consolidated balance sheet as of December 31, 2018. The balances as of December 31, 2017 presented on a gross basis was not considered materially different than the net basis.

	Gross Amount		Net Assets
	of Recognized		Included in
	Assets	Netting	Consolidated
Commodity Derivatives Location	(Liabilities)	Adjustments	Balance Sheet

Derivative assets – current	$7,267,440	$(2,775,219)	$4,492,221
Derivative liabilities – current	(2,775,219)	2,775,219	-

Total commodity derivative assets	$4,492,221	$-	$4,492,221

Note 5 – Commitments and Contingencies

In the course of its normal business affairs, the Company is subject to possible loss contingencies arising from federal, state, and local environmental, health, and safety laws and regulations and third-party litigation. There are no matters which, in the opinion of management, will have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

Operating Leases and Commitments

The Company subleases office space in Houston, Texas under an operating sublease agreement expiring in 2019. The Company is also a party to certain contracts with an electrical cooperative to invest in electrical system infrastructure projects to serve its oil and gas properties. Certain of these contracts provide for periodic, fixed payments to be made to the electrical cooperative over time. Approximate future minimum payments under these lease and other arrangements are as follows:

Years Ending December 31,	Amount

2019	$160,993
2020	35,337
2021	35,337
2022	35,337
2023	35,337
Thereafter	159,016

Total	$461,357

Rent expense for 2018 and 2017, respectively, was $310,240 and $295,451 including $121,760 and $108,451 of additional rent covering utilities, maintenance and other fees allocated to the Company by the sub-lessor.

Note 6 – Members’ Equity

Wishbone has two classes of members, Capital Members and Management Incentive Members (collectively, “Members”). Pursuant to the terms of Wishbone’s LLC Agreement, no Member shall be liable for the debts, obligations or liabilities of Wishbone, including under a judgment decree or order of a court. Each Member’s relative rights, privileges, preferences and obligations with respect to Wishbone are represented by such Member’s Interests, whether Capital Interests or Management Incentive Interests. Capital Interests have all the rights, privileges, preferences and obligations specifically provided for in the LLC Agreement and as may generally be available to all classes of interests. Capital Interests are entitled to share in distributions, allocations and rights based on the percentage of Capital Interests held by each Capital Member. Except as provided in the LLC Agreement, actions and decisions of the Members require approval of Capital Members whose aggregate Initial Sharing Ratios, as defined in the LLC Agreement, are more than fifty percent (50%). Management Incentive Interests have only specific rights as provided for in the LLC Agreement and Incentive Pool Plan. Other than in a capacity, if any, as a Capital Member with respect to a Capital Interest, Management Incentive Members have no voting rights.

Note 7 – Management Incentive Units

An Incentive Pool Plan (the “Plan”) was adopted by the Members of Wishbone and made part of the LLC Agreement. The purpose of the Plan is to provide incentives to eligible employees by providing them Management Incentive Units (“MIU’s”) in consideration of services to be rendered for the benefit of the Company. All of the incentive units are subject to vesting, forfeiture and termination. The maximum number of MIU’s to be issued under the Plan is 100,000. From the inception of the Company on February 11, 2013 through December 31, 2013, 82,500 MIU’s were issued and remain outstanding as of December 31, 2018 and 2017. These MIU’s were assigned no value upon grant due to the early life cycle of the Company’s operations at which time the grants were made. The Plan is governed by the Plan document, the LLC Agreement and the letter agreement accompanying each award of MIU’s. The Plan is administered by Wishbone’s Board of Directors which may delegate to the CEO of the Company to award MIU’s to eligible employees on its behalf. No MIU’s were issued for the years ended December 31, 2018 and 2017.

Note 8 – Subsequent Events

The Company has evaluated subsequent events through March 1, 2019, the date on which these consolidated financial statements were available to be issued. Other than the transactions described below, no events requiring adjustment to or disclosure in this report were noted.

On February 25, 2019, the Company entered into a Purchase and Sale Agreement (“PSA”) with Ring Energy, Inc. (“Ring”), to sell Ring substantially all of the Company’s oil and gas properties in Texas and New Mexico (the “Assets”) for $300,000,000 (the “Purchase Price), as adjusted in accordance with the terms of the PSA. The Purchase Price for the Assets is comprised of A) $270,000,000 in cash consideration and B) shares in Ring common stock equal to the quotient of $30,000,000 divided by a Ring common stock share price calculation described in the PSA. The Purchase Price is subject to customary adjustments in accordance with the terms of the PSA. The transaction has an effective date of November 1, 2018, and is expected to close during the second quarter of 2019.

ACQUISITION

SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES

(UNAUDITED)

The following estimates of proved reserve quantities and related standardized measure of discounted net cash flow relate only to the properties acquired from Wishbone Energy Partners, LLC, Wishbone Texas Operating Company LLC, and WB WaterWorks LLC (“Wishbone”). These reserve estimates are not derived from a third-party engineering report prepared for Wishbone but are based on reports generated internally by Ring. No third party prepared, or conducted an audit of, Ring’s reserves estimates relating to the properties acquired from Wishbone. They are estimates only, and do not purport to reflect realizable values or fair market values. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the reserves are located in the United States of America.

Reserve Quantities Information – Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and methods.

For the Year Ended December 31, 2018
	Oil (1)	Natural Gas (1)	Natural Gas Liquids(1)
Proved Developed and Undeveloped Reserves
Beginning of year	16,317,563	2,869,013	491,243
Improved recovery	-	3,101,834	1,016,413
Extensions and discoveries	13,700,413	6,914,401	2,300,274
Production	(1,382,190)	(90,421)	(13,314)
Upward revision of estimate	186,939	374,373	140,627
Downward revision of estimate	(976,402)	50,884	294,407

End of year	27,846,323	13,220,084	4,229,650

Proved Developed at beginning of year	6,552,010	2,191,920	349,010
Proved Undeveloped at beginning of year	9,765,553	677,093	142,233

Proved Developed at end of year	12,590,020	3,738,570	1,137,530
Proved Undeveloped at end of year	15,256,303	9,481,514	3,092,120

[1]	Oil reserves and Natural Gas Liquids are stated in barrels; natural gas reserves are stated in thousand cubic feet.

Changes in the Standardized Measure of Discounted Future Net Cash Flows

Standardized Measure of Discounted Cash Flows

December 31,	2018
Future cash flows	$1,757,824,334
Future production costs	(331,981,546)
Future development costs	(118,687,342)
Future income taxes	(211,429,301)
Future net cash flows	1,095,726,145
10% annual discount for estimated timing of cash flows	(608,216,190)

Standardized Measure of Discounted Cash Flows	$487,509,955

Standardized Measure of Discounted Future Net Cash Flows – The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates) to be incurred on pretax net cash flows less the tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Changes in Standardized Measure of Discounted Future Net Cash Flows

2018
Beginning of the year	$201,984,745
Improved recovery	5,108,907
Extensions and discoveries, less related costs	201,399,828
Development costs incurred during the year	126,696,889
Sales of oil and natural gas produced, net of production costs	(59,465,664)
Accretion of discount	24,092,593
Net changes in price and production costs	166,854,320
Net change in estimated future development costs	(44,772,116)
Revision of estimated timing of cash flows	(33,813,411)
Net change in income taxes	(100,576,136)

End of the Year	$487,509,955

The prices used were determined using an un-weighted arithmetic average of the first-day-of-the month prices for the calendar year 2017 and 2018, respectively, adjusted for location and quality differentials. This resulted in prices for 2017 of $46.07 per barrel of oil, $23.77 per barrel of natural gas liquids and negative $0.22 per MCF of gas and prices for 2018 of $58.93 per barrel of oil, $32.19 per barrel of natural gas liquids and negative $1.27 per MCF of gas.